Exhibit 99.1 Press Release

Abazias Approves 1 for 40 Reverse Stock Split
Thursday September 7, 6:00 am ET

Split, Strong Sales, and Increased Presence in the Marketplace Contribute to Shareholder Value Creation

GAINESVILLE, Fla.--(BUSINESS WIRE)--Sept. 7, 2006--Abazias Diamonds(OTCBB:ABZS - News) today announced that the Abazias Board of Directors and major shareholders have approved a reverse stock split and established a ratio of 1-for 40. Abazias common stock will begin trading on a reverse-split basis on September 11, 2006.

Effective September 11, 2006, the company's stock will trade under the symbol 'ABZSD' for 20 trading days to designate its post-reverse split status. After that period, trading will resume under the current symbol ABZS.

"The decision made by Abazias Board of Directors to complete the planned reverse stock split enables us to attract new investors," commented CEO Oscar Rodriguez. "Meanwhile, the online diamond and jewelry industry is moving to a new growth phase, Abazias' market share is trending up, and we are entering the busiest time of the year, holiday season. We are confident that this decision, combined with continued strong sales and increased presence in the marketplace, will contribute to shareholder value creation."

As a result of the reverse stock split, every 40 shares of Abazias common stock will be exchanged for one share of Abazias common stock. The reverse stock split affects all shares of common stock, stock options, and warrants of Abazias outstanding as of immediately prior to the effective time of the reverse stock split. The number of shares of outstanding Abazias common stock will be reduced to approximately 2.1 million from nearly 85.7 million.

The purpose of the reverse split is to reduce the number of outstanding shares in an effort to increase the market value of the remaining outstanding shares. In approving the reverse split, the board of directors considered that the Company's common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. The Board of Directors also believes that most investment funds are reluctant to invest in lower priced stocks.

Abazias.com showcases over 80,000 diamonds, valued at over $400 million on its site at www.abazias.com. Most of Abazias.com's diamonds are GIA, AGS or EGL certified. Abazias.com offers the "Couples Diamond®" which is required to meet even higher standards for cut, clarity and dimensions. Abazias.com is also a full-service jeweler offering a large selection of settings for stones purchased. For more information about Abazias.com, visit the Company's website at www.abazias.com.

This press release may contain statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
IR Contact:
SmallCapVoice.com Investor Relations
Stuart T. Smith, 512-267-2430
SSmith@SmallcapVoice.com
or
PR Contact:
Kollaras Communications
Rebecca Kollaras, 305-754-5949
Rebecca@Kollaras.com